Exhibit 3

Articles of Amendment to the
Articles of Incorporation of
Porter Bancorp, Inc.

Pursuant to the provisions of KRS Section 271B.10-060, Articles of Amendment to the Articles of Incorporation of Porter Bancorp, Inc., a Kentucky corporation, are hereby adopted:

1.  The name of the corporation is Porter Bancorp, Inc.

2.  Article VIII of the corporation’s Amended and Restated Articles of Incorporation is amended to extend the outside expiration date in Article VIII from September 23, 2018 to May 23, 2021.  As amended, the definition of “Expiration Date” in Section 1(i) of Article VIII of the Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

          (i) “Expiration Date” means the earlier of (i) the close of business on May 23, 2021, (ii) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article VIII is no longer necessary or desirable for the preservation of Tax Benefits, (iii) the close of business on the first day of a taxable year of the Corporation as to which the Board of Directors determines that no Tax Benefits may be carried forward or (iv) such date as the Board of Directors shall fix in accordance with Section 12 of this Article VIII.

3.  The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

4.  The amendment was adopted on May 23, 2018.

5.  The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and number of votes of each voting group indisputably represented at the meeting of shareholders at which the amendment was approved by shareholders were as follows:

Designation of voting group:	Common Shares	Non-Voting Common Shares

Number of outstanding shares:	6,189,864	1,220,000

Number of votes entitled to be cast:	6,189,864	1,220,000

Number of votes indisputably represented:	4,120,167	1,220,000

Number of undisputed votes cast for the amendment:	4,023,277	1,220,000

The total number of undisputed votes cast for the amendment by each voting group was sufficient for approval by that voting group.

These Articles of Amendment to the Articles of Incorporation of Porter Bancorp, Inc. are executed as of the 23rd day of May, 2018.

PORTER BANCORP, INC.

By: /s/ John T. Taylor

Name: John T. Taylor

Title: President and Chief Executive Officer

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